                                                            Exhibit 11


                            STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS




                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,          SEPTEMBER 30,
                                     --------------------  ---------------------
                                       1996       1995        1996       1995
                                     ---------  ---------  ----------  ---------
Net income                           $ 570,000  1,535,000  $2,544,000  3,401,000
                                     =========  =========  ==========  =========
Weighted average number of common
  shares outstanding                 3,921,853  3,836,063   3,880,168  3,836,063
                                     =========  =========  ==========  =========
Net income per share
  of common stock                    $    0.15       0.40  $     0.66       0.89
                                     =========  =========  ==========  =========

NOTE: Outstanding stock options are excluded from the computation as the effective dilution in earnings per share data is less than 3%.